As filed with the Securities and Exchange Commission on November 7, 2024.

Registration No. 333-272641

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-3

Registration Statement

UNDER

THE SECURITIES ACT OF 1933

Achieve Life Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4343413
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

22722 29th Drive SE, Suite 100

Bothell, WA 98021

1040 West Georgia Street, Suite 1030

Vancouver, BC V6E 4H1

(604) 210-2217

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Stewart

Chief Executive Officer

Achieve Life Sciences, Inc.

22722 29th Drive SE, Suite 100

Bothell, WA 98021

(604) 210-2217

(Name, address, including zip code, and telephone number, including area code. of agent for service)

Please send copies of all communications to:

Amanda Rose, Esq.

Alan Smith, Esq.

Chelsea Anderson, Esq.

Fenwick & West LLP

401 Union Street, 5th Floor

Seattle, WA 98101

(206) 389-4510

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-272641 on Form S-3 (the “Registration Statement”), filed with the Securities Exchange Commission (the “SEC”) by Achieve Life Sciences, Inc. (the “Registrant”) on June 14, 2023 and declared effective by the SEC on June 23, 2023.

On July 25, 2024, the Registrant entered into a contingent convertible debt agreement (the “Debt Agreement”) with Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (“FCB”), in its capacity as administrative agent and collateral agent, and FCB, as a lender, pursuant to which the Registrant’s obligations under the Registrant’s previous contingent convertible debt agreement (the “Prior Debt Agreement”) entered into on May 15, 2023, by and among Achieve, FCB, in its capacity as administrative agent and collateral agent, and FCB, SVB Innovation Credit Fund VIII, L.P., and Innovation Credit Fund VIII-A, L.P., as lenders, were satisfied in full and the Prior Debt Agreement was terminated in connection with the entrance into the Debt Agreement.

As a result of the transactions contemplated by the Debt Agreement, the Registrant is filing this Post-Effective Amendment to deregister any and all securities that remain unsold under the Registration Statement as of the date hereof. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on November 7, 2024.

ACHIEVE LIFE SCIENCES, INC.

By:	/s/ Richard Stewart
Richard Stewart Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.